State of Delaware
Secretary of State
Division of Corporations
Delivered 05:26 PM 08/29/2011
FILED 05:16 PM 08/29/2011
SRV 110962149 - 4393713 FILE

BULLFROG GOLD CORP.

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

The undersigned, President and Chief Executive Officer of Bullfrog Gold Corp., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on August 26, 2011;

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Amended and Restated Certificate of Incorporation of the Corporation, as amended, to provide by resolution or resolutions for the issuance of 50,000,000 shares of Preferred Stock, par value $0.0001 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation's Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED:

Section 1. Designation and Authorized Shares. The Corporation shall be authorized to issue Five Million (5,000,000) shares of Series A Preferred Stock, par value $0.0001 per share (the "Series A Preferred Stock").

Section 2. Stated Value. Each share of Series A Preferred Stock shall have a stated value of $0.0001 per share (the "Stated Value").

Section 3. Liquidation.

(a) Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value. All preferential amounts to be paid to the holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of

Series A Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation's Common Stock. If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series A Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series A Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

(b) Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

Section 4. Voting. Except as otherwise expressly required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to the number of votes for each share of Series A Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, equal to the number of shares of Common Stock such shares of Series A Preferred Stock are convertible into at such time. Except as otherwise required by law, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

Section 5. Conversion.

(a) *Conversion Right.* Each holder of Series A Preferred Stock may, from time to time, convert any or all of such holder's shares of Series A Preferred Stock into fully paid and non-assessable shares of Common Stock in an amount equal to one (1) share of Common Stock for each one (1) share of Series A Preferred Stock surrendered.

(b) *Conversion Procedure.* In order to exercise the conversion privilege under Section 5, the holder of any shares of Series A Preferred Stock to be converted shall give written notice to the Corporation at its principal office that such holder elects to convert such shares of Series A Preferred Stock or a specified portion thereof into shares of Common Stock as set forth in such notice. At such time as the certificate or certificates representing the Series A Preferred Stock which has been converted are surrendered to the Corporation, the Corporation shall issue and deliver a certificate or certificates representing the number of shares of Common Stock determined pursuant to Section 5. In case of conversion under Section 5 of only a part of the shares of Series A Preferred Stock represented by a certificate surrendered to the Corporation, the Corporation shall issue and deliver a new certificate for the number of shares of Series A Preferred Stock which have not been converted. Until such time as the certificate or certificates representing Series A Preferred Stock which has been converted are surrendered to the Corporation and a certificate or certificates representing the Common Stock into which such Series A Preferred Stock has been converted have been issued and delivered, the certificate or certificates representing the Series A Preferred Stock which have been

converted shall represent the shares of Common Stock into which such shares of Series A Preferred Stock have been converted. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

(c) *Maximum Conversion.* Notwithstanding anything to the contrary contained herein, a holder of shares of Series A Preferred Stock shall not be entitled to convert shares of Series A Preferred Stock if upon such conversion the number of shares of Common Stock to be received, together with the number of shares of Common Stock beneficially owned by the holder and its affiliates on the conversion date, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Corporation on such conversion date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. The holder shall have the authority and obligation to determine whether the restriction contained in this Section 6(c) will limit any conversion hereunder and to the extent that the holder determines that the limitation contained in this Section applies, the determination of the number of shares of Series A Preferred Stock that are convertible shall be the responsibility and obligation of the holder. The Holder may waive the conversion limitation described in this Section 6(c), in whole or in part, upon and effective after 61 days prior written notice to the Corporation to increase such percentage to up to 9.99%.

Section 6. Other Provisions.

(a) *Reservation of Common Stock.* The Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series A Preferred Stock from time to time outstanding.

(b) *Record Holders.* The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Section 7. Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series A Preferred Stock.

Section 8. Certain Adjustments.

(a) *Stock Dividends and Stock Splits.* If the Corporation, at any time while the Series A Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity

equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to the Series A Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, each share of Series A Preferred Stock shall receive such consideration as if such number of shares of Series A Preferred had been, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, the holder of the number of shares of Common Stock into which it could convert at such time. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) *Fundamental Transaction.* If, at any time while the Series A Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then, upon any subsequent conversion of this Series A Preferred Stock, the Holders shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of such shares of Common Stock.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 26th day of Aug 2011.

BULLFROG GOLD CORP.

By: [signature]
Name: David Beling
Title: President and Chief Executive Officer